UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 11, 2008
(Date of earliest event reported: April 11, 2008)

Revlon, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11178	13-3662955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
237 Park Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On April 11, 2008, Revlon, Inc. ("Revlon") issued a press release (the "Press Release") regarding, among other things, Revlon's preliminary estimate of its first quarter 2008 financial results.

A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 2.02. In accordance with General Instruction B.2 to the Form 8-K, the information under this Item 2.02 and the Press Release shall be deemed to be "furnished" and not be deemed to be "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 11, 2008, Revlon was notified by NYSE Regulation Inc. (the “NYSE”) that the stock price of its Class A common stock was below the price criteria of the NYSE's continued listing standard related to maintaining a consecutive 30-trading day average closing price for its Class A common stock at or above $1.00 per share. The Company's Class A common stock will continue to be listed on the NYSE. Revlon immediately notified the NYSE that on April 10, 2008 Revlon's Board of Directors and stockholders had approved a reverse stock split and that it intends to regain compliance with the NYSE's price criteria, including by, among other things, implementing the reverse stock split discussed under Item 8.01 below. Under NYSE rules, Revlon has 6 months following such notification to bring its share price and 30 trading day average closing price above $1.00, during which time the Company’s Class A common stock will continue to be listed on the NYSE.

Item 8.01     Other Events.

On April 11, 2008, Revlon issued a press release announcing that it plans to effect a reverse stock split of Revlon's Class A and Class B common stock at a split ratio of 1-for-10.

On April 10, 2008, Revlon's Board of Directors approved the reverse stock split and MacAndrews & Forbes Holdings Inc. and certain of such entity’s affiliates and related parties (together, ‘‘MacAndrews & Forbes’’) delivered to Revlon an executed written stockholders' consent approving the reverse stock split. MacAndrews & Forbes, which is wholly owned by Ronald O. Perelman, Chairman of Revlon's Board of Directors, beneficially owns approximately 58% of Revlon's Class A common stock and approximately 60% of Revlon's combined shares of Class A and Class B common stock, which together represent approximately 74% of the combined voting power of Revlon’s Class A and Class B common stock. As a result of MacAndrews & Forbes' approval, no further stockholder approval or action is necessary.

The reverse stock split is intended to increase the per share trading price of Revlon's Class A common stock, which should make it more attractive to a broader range of institutional and other investors. The reverse split would also reduce certain of Revlon's costs, such as NYSE listing fees, and would be intended to satisfy Revlon's compliance with the NYSE's price criteria for continued listing. The same 1-for-10 split ratio will be used to effect the reverse stock split of both Revlon's Class A and Class B common stock; accordingly all stockholders will be affected proportionately.

Revlon plans to file shortly with the SEC an information statement on Schedule 14C which will include additional information about the reverse stock split, and which will be available on the SEC's website at www.sec.gov. Revlon's Board of Directors set April 21, 2008 as the record date for stockholders of record entitled to receive the information statement on Schedule 14C. It is expected that the reverse stock split will be consummated in May or June of 2008. While Revlon intends to effect the reverse stock split as soon as practicable, subject to market and other customary conditions, there can be no assurances that the reverse stock split will be consummated or that it will achieve its intended effects, including those described above in this Form 8-K. Revlon reserves the right, in its discretion, to abandon the reverse stock split at any time prior to filing the applicable charter amendment with the Delaware Secretary of State.

Item 9.01     Financial Statements and Exhibits.

(c)	Exhibits

	Exhibit No.	Description

	99.1	Press release dated April 11, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.

		By:	/s/ Robert K. Kretzman
Robert K. Kretzman
Executive Vice President, Human
Resources, Chief Legal Officer,
General Counsel and Secretary

Date:	April 11, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 11, 2008.